Exhibit 99.1

News > Smith-Midland > Financial > 2012 Results
April 1, 2013

SMC Announces Financial Results for the Year Ended December 31, 2012

MIDLAND, Va. - Smith-Midland Corporation (OTCBB: SMID) announced the company reported total revenue of $24.9 million for 2012 as compared to $26.7 million for 2011, a decrease of $1.8 million, or 7%. Pre-tax income for 2012 was $559,000 compared to a pre-tax loss of $488,000 for 2011, or an increase of $1,046,000. The Company had net income of $377,000 for 2012, as compared to a net loss of $352,000 in 2011, an increase of $729,000. The basic and diluted income per share was $.08 for 2012, while basic and diluted loss per share were $.07 for 2011.

Rodney Smith, Chairman and CEO stated, “There is a great deal of good news that is not obvious when looking at just the 2012 numbers.

"During the Great Recession of '09 through '12, Smith Midland recorded its highest four-year earnings in the company's fifty-two year history, this at a time when seven competitors in our market area either bankrupted, closed their precast factories, or were merged out of existence because the economy crashed for construction-related industries.

"How could Smith Midland accomplish this? We did not deviate from our plan of diversifying our product lines, were relentless in innovation through research and development, created new, more efficient versions of our existing precast products, and created new precast concrete products for our company and our licensing company, EASI-Set Worldwide. No other precast concrete products company has the track record for introducing successful new products that Smith Midland has.

"In keeping with our objective of running Smith Midland leaner and stronger each day to reach our twenty-five year goals, we anticipate introducing more new products and more improved products over the next five years than during any other five-year period in the company's history. Remember my reference to Warren Buffet's instructions to Tony Nicely of GEICO from my third quarter 2011 press release. Mr. Buffet said, 'I want you to run GEICO with the goal of where you want the company to be in 25 years.'”

Smith-Midland develops, manufactures, licenses, rents, and sells a broad array of precast concrete products for use primarily in the construction, transportation and utilities industries.

This announcement contains forward-looking statements, which involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in the forward-looking statements. Factors which might cause such a difference include, but are not limited to, product demand, the impact of competitive products and pricing, capacity and supply constraints or difficulties, general business and economic conditions, the effect of the Company's accounting policies and other risks detailed in the Company's Annual Report on Form 10-K and other filings with the Securities and Exchange Commission.

For more complete information on Smith-Midland Corporation, visit the Company's web site at SMITHDELAWARE.com. The “Investor Relations” area will include the Company's Form 10-K.

Media Inquiries:
William A. Kenter
wkenter@smithmidland.com
Sales Inquiries:
info@smithmidland.com